Exhibit 4.1

September 9, 2019

New Omaha Holdings L.P.

9 W. 57th Street

Suite 4200

New York, New York 10019

Re: Amendment to Shareholder Agreement and Registration Rights Agreement

Ladies and Gentlemen:

This amendment agreement (this “Agreement”) between New Omaha Holdings L.P. (the “Holder”) and Fiserv, Inc. (the “Company”), dated as of September 9, 2019, amends the RRA and SHA (each as defined below). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the RRA or SHA, as applicable.

WHEREAS, the Holder and the Company entered into that certain Registration Rights Agreement, dated as of January 16, 2019 (the “RRA”);

WHEREAS, the Holder and the Company entered into that certain Shareholder Agreement, dated as of January 16, 2019 (the “SHA”); and

WHEREAS, the Holder and the Company now desire to clarify and amend certain terms of the RRA and SHA in connection with the Holder entering into a certain margin loan agreement and a related security agreement with one or more unaffiliated financial institutions.

NOW THEREFORE, based on the foregoing, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, notwithstanding anything in the RRA or the SHA to the contrary, the Holder and the Company hereby acknowledge and agree, and hereby amend the RRA and SHA as follows:

1.

Section 3.2 of the SHA is hereby amended by (i) deleting the word “or” at the end of clause 3.2(d)(ii)(B) of such Section, (ii) replacing the period at the end of clause 3.2(d)(iii) of such Section with “; or” and (iii) adding the following provisions after clause 3.2(d)(iii) of such Section:

“(iv) pursuant to (A) a pledge of Common Stock to secure obligations of the Holder with respect to borrowed money in connection with the Holder entering into (i) the margin loan agreement (as amended or supplemented from time to time, the “Loan Agreement”) dated September 9, 2019 between the Holder, as borrower, Citibank, N.A., as administrative agent and calculation agent (the “Administrative Agent”) and the lenders party thereto from time to time (collectively, the “Lenders”) and (ii) the Security Agreements to be entered into on or after October 29, 2019 between the Holder and each Lender (as amended or supplemented from time to time, the “Security Agreements” and, together with the Loan Agreement, the “Loan Documents”) or (B) any sale or offer for sale of Common Stock in connection with an exercise of remedies under the Loan Documents following a default in respect of such obligations.

For the avoidance of doubt, notwithstanding the anything to the contrary in this Section 3.2, any agreement or understanding regarding a pledge of Common Stock described in Section 3.2(d)(iv)(A) shall not be considered a breach of this Section.”

2.

Section 6(a) of the RRA is hereby amended by adding the words “, which shall include an exception for a pledge of Common Stock to secure obligations of a Holder with respect to borrowed money in connection with the Holder entering into (i) the margin loan agreement (as amended or supplemented from time to time, the “Loan Agreement”) dated September 9, 2019 between the Holder, as borrower, Citibank, N.A., as administrative agent and calculation agent (the “Administrative Agent”) and the lenders party thereto from time to time (collectively, the “Lenders”) and (ii) the Security Agreements to be entered into on or after October 29, 2019 between the Holder and each Lender (as amended or supplemented from time to time, the “Security Agreements” and, together with the Loan Agreement, the “Loan Documents”) and any sale or offer for sale of Common Stock in connection with an exercise of remedies under the Loan Documents following a default in respect of such obligations” following the words “as may be agreed by the managing underwriter(s) and the Holders”.

The RRA and SHA are amended only as expressly provided in this Agreement and shall otherwise remain in full force and effect.

The provisions of Sections 5.7 (Expenses), 5.8 (Notices), 5.9 (Interpretation), 5.10 (Counterparty), 5.11 (Entire Agreement), 5.12 (Waiver of Jury Trial), 5.13 (Governing Law; Jurisdiction), 5.14 (Assigns), 5.15 (Specific Performance), 5.16 (Severability) and 5.17 (Delivery by Facsimile or Electronic Transmission) of the SHA are incorporated by reference herein, mutatis mutandis.

[Signature page follows]

Yours truly,

FISERV, INC.

By:	/s/ Jeffery W. Yabuki
Name:	Jeffery W. Yabuki
Title:	Chairman of the Board and Chief Executive Officer

Accepted and agreed,

NEW OMAHA HOLDINGS L.P.

By:	New Omaha Holdings LLC, its general partner

By:	/s/ Tagar C. Olson
Name:	Tagar C. Olson
Title:	Vice President, Treasurer and Secretary